Exhibit 19

APPLE HOSPITALITY REIT, INC.

________________________

Policy on Inside Information and Insider Trading

A. Background/Purpose

Under federal and state securities laws, it is illegal to purchase or sell securities of Apple Hospitality REIT, Inc. (the “Company”) while in possession of material, non-public information related to, affecting or regarding the Company or its subsidiaries (such information, “Inside Information”), or to disclose Inside Information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this Policy on Inside Information and Insider Trading (this “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help the Company’s personnel and its external advisors avoid violating insider trading laws.

B. Applicability of Policy

1. Covered Persons

This Policy applies to the following people (collectively, “Covered Persons”):

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all officers of the Company and its subsidiaries;

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all members of the Company’s Board of Directors (“directors”);

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all employees of the Company and its subsidiaries;

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any family members or persons that reside in the same household as any of the foregoing persons; and

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any other person or entity over whom any of the foregoing persons exercises substantial control over his, her or its securities trading decisions.

The failure of any person subject to this Policy to observe and strictly adhere to the policies and procedures set forth herein at all times will be grounds for disciplinary action, up to and including dismissal. To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Company.

All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control.

2. Covered Transactions

This Policy applies to all transactions in the Company’s securities, including common shares (including any securities that are exercisable for, or convertible or exchangeable into, common shares) and any other securities the Company may issue from time to time whether or not pursuant to any benefit plan adopted by the Company.

Omnibus Incentive Plan. For purposes of this Policy, the Company considers transactions between Covered Persons and the Company with respect to grants under its 2024 Omnibus Incentive Plan or other Company equity incentive plan (or, to the extent applicable, granted outside such plan) to be exempt from this Policy. Such transactions include, without limitation, the following:

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the exercise of options for cash;

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the exercise of options on a “net exercise” basis pursuant to which an optionee either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price; or

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the forfeiture to the Company of restricted shares of common stock or share units to cover withholding tax obligations.

Thus, restrictions contained in this Policy would apply to the sale of the Company’s securities in the open market to pay the exercise price of an option and to the “cashless exercise” effected through a broker or “same day sale” of an option. In addition, any sale of the underlying securities acquired upon the exercise of an option is subject to the Policy. This Policy does not apply to the granting of options or other equity awards.

Employee Stock Purchase Plan. This Policy applies to your election to participate (including changes to your election) in an employee stock purchase plan maintained by the Company, and to any sales of the Company’s securities purchased pursuant to such plan. However, assuming your election to participate in such plan is made in accordance with this Policy and the terms of such plan, this Policy does not apply to the following purchases of the Company’s securities through such plan: (i) periodic purchases resulting from your periodic contribution of money to the plan pursuant to an election you make to participate in such plan (or changes to such election), or (ii) lump sum purchases resulting from lump sum contributions to any such plan, provided that your election to participate by lump sum payment was made at the beginning of the applicable enrollment period.

Gifts. All gifts of the Company’s securities are also subject to the restrictions in this Policy, except for bona fide gifts for which the person making the gift has no reason to believe that the recipient intends to sell the Company’s securities while the person making the gift is aware of material nonpublic information. Restricted Persons must pre-clear gifts as described in Section D.3 below (“Specific Policies-Pre-clearance”), including, without limitation, bona fide gifts described in the immediately preceding sentence.

Other Prohibitions. In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

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trading in call or put options involving the Company’s securities and other derivative securities;

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engaging in short sales of the Company’s securities;

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holding the Company’s securities in accounts that are subject to margin calls;

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other hedging or monetization transactions related to the Company’s securities, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and

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pledging more than 50% of the number the Company’s securities held individually to secure loans.

If you are unsure whether or not a particular transaction is prohibited under this Policy, you should consult with the person designated by the Company’s Chief Legal Officer as the compliance officer (the “Compliance Officer”) prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

C. General Policy

No Covered Person who is in possession of Inside Information may, either directly or indirectly (including, without limitation, through a family member, friend or entity in which you or any of your family members is a director, officer or controlling equity holder or beneficiary), (i) purchase or sell the Company’s securities, (ii) engage in any other action to take advantage of Inside Information or (iii) provide Inside Information to any other person outside of the Company, including family and friends.

In addition, Covered Persons may not purchase or sell any securities of any other company, such as a lender, possible acquisition target or competitor of the Company, when in possession of material non-public information concerning any such other company obtained in the course of his or her employment with, or service to, the Company or any of its subsidiaries.

D. Specific Policies

1. Black-out Periods

All directors and officers of the Company and its subsidiaries who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934, as well as certain key employees designated from time to time and notified of such designation by the Compliance Officer, as well as any family members or other persons that reside in the same household as those persons or reside outside of such household but are economically dependent on any of the foregoing persons and any other person or entity over whom any of the foregoing persons exercises substantial control over his, her or its securities trading decisions (all of the foregoing being “Restricted Persons”) are subject to additional restrictions on their ability to engage in purchase or sale transactions (or gifts) involving the Company’s securities. Restricted Persons are more likely to have access to Inside Information regarding the Company because of their positions or affiliations with the Company and, as a result, their trades in the Company’s securities are more likely to be subject to greater scrutiny. Accordingly, Restricted Persons are prohibited from purchasing, selling, or making gifts of (except for bona fide gifts as described in Section B.2), the Company’s securities during the period beginning on the close of market on the 15th day prior to the end of each fiscal quarter and ending two business days following public disclosure of the financial results for that quarter or the full year.

Quarter	Blackout Period Begins	Blackout Period Ends
1	March 16	Two business days after Q1 earnings are publicly released (typically early May)
2	June 15	Two business days after Q2 earnings are publicly released (typically early August)
3	September 15	Two business days after Q3 earnings are publicly released (typically early November)
4	December 16	Two business days after annual earnings are publicly released (typically end of February)

In addition, from time to time, the Company may impose special black-out periods, even when trading otherwise may be permitted, on one or more Restricted Persons and other employees of the Company if, (i) in the judgment of the Compliance Officer, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public or (ii) material information is known to the Company and not yet disclosed to the public. If certain Restricted Persons or other employees of the Company become subject to a special black-out period, such persons are prohibited from (i) trading in the Company’s securities and (ii) disclosing to others the fact they are subject to such special black-out period. These special black-out periods may vary in length and may or may not be broadly communicated to Covered Persons. This restriction does not apply to transactions made under an approved Trading Plan (as defined below). The Company would re-open trading at the beginning of the 3rd day following the date of public disclosure of such significant corporate developments.

2. “Tipping” of Information

Covered Persons may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in the Company’s securities based on such information.

3. Pre-clearance

A Restricted Person must obtain prior clearance from the Compliance Officer, or such person’s designee, before such Restricted Person makes any purchases or sales (or gifts) of the Company’s securities, regardless of whether or not a black-out period is then in effect. In evaluating each proposed transaction, the Compliance Officer or such person’s designee will consult as necessary with senior management and outside counsel before clearing any proposed trade. Clearance of a transaction is valid for no more than the 5-business day period immediately following receipt by the Restricted Person of such clearance. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and will have sole discretion to determine whether or not to pre-clear the transaction. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Restricted Persons do not need to receive pre-clearance for trades pursuant to an approved Trading Plan, but must receive prior approval before implementing such a plan by the Compliance Officer, or such person’s designee.

4. Trading Plans

Notwithstanding the prohibition against insider trading, Rule 10b5-l under the Securities Exchange Act of 1934 (“Rule 10b5-1”) and this Policy permit Restricted Persons to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan (a “Trading Plan”) that (i) meets certain conditions of Rule 10b5-1, (ii) was entered into outside of a black-out period and when the Restricted Person was not in possession of material, non-public information about the Company, and (iii) is operated in good faith. This Policy requires Trading Plans to be written, to specify the amount of, date on, and price at which the Company securities are to be traded or establish a formula for determining such items, and to comply with and be operated in accordance with the conditions of Rule 10b5-1, including the following:

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trades under the Trading Plan, and in certain circumstances, an amended Trading Plan, may not commence until expiration of the “cooling-off period” set forth in Rule 10b5-1;

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the Trading Plan must include representations that (i) the person is not aware of material non-public information about the Company or its securities; and (ii) the person is adopting, or in certain cases amending, the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
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no person may have more than one Trading Plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards); and
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no person may have more than one single-trade Trading Plan (a plan designed to effect the open-market purchase or sale of the total amount of securities covered by the plan in a single transaction) within any consecutive 12-month period, unless otherwise permitted by the limited exceptions of Rule 10b5-1.

A Restricted Person who wishes to enter into, amend or terminate (other than by expiration) a Trading Plan must submit the Trading Plan, or the amendment or notice of termination of the Trading Plan, to the Compliance Officer for approval prior to the adoption, amendment or termination of the Trading Plan. Subject to prior approval by the Compliance Officer, a Restricted Person may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this Policy and when the Restricted Person was not in possession of material, non-public information about the Company.

Restricted Persons subject to this Policy must promptly report to the Compliance Officer the adoption, amendment or termination of any trading plan that is not a Trading Plan, but that was entered into by a Company director or executive officer at a time they asserted they were not aware of material non-public information about the Company or its securities.

E. Compliance

All Covered Persons must promptly report, in accordance with the procedures set forth in the Company’s Code of Business Conduct and Ethics, any trading in the Company’s securities by any Covered Person, or any disclosure of Inside Information or material non-public information concerning other companies by such Covered Person, that such person has reason to believe may violate this Policy or federal or state securities laws. Covered Persons may also report such trading or disclosure that such person has reason to believe may violate this Policy or federal or state securities laws using the Company’s whistleblower hotline as described in the Company’s employee handbook.

Persons in possession of Inside Information when their employment or service terminates may not trade in the Company’s securities until that information has become public or is no longer material.

F. Additional Information

1. What is Inside Information?

“Inside Information” is material information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the SEC. In general, information is considered to have been made available to the public on the second trading day after the formal release of the information. In other words, there is a presumption that the public needs approximately one complete trading day to receive and absorb such information.

2. What is Material Information?

As a general rule, information about the Company is “material” if it could reasonably be expected to affect someone’s decision to buy, hold or sell the Company’s securities. In particular, information is considered to be material if its disclosure to the public would be reasonably likely to affect (i) an investor’s decision to buy or sell the securities of the company to which the information relates, or (ii) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

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significant changes in financial results and/or financial condition and financial projections;

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news of major new contracts or possible loss of business;

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dividends or stock splits;

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share redemption or repurchase programs;

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changes in management or control;

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plans or agreements related to significant mergers, acquisitions, reorganizations or joint ventures;

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significant litigation or regulatory developments;

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significant increases or decreases in the amount of outstanding securities or indebtedness;

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write-ups or write-downs of assets or changes in accounting methods;

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actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Company’s revenues, earnings, financial position or future prospects; and

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transactions with directors, officers or principal security holders.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether you are in possession of material, non-public information, you should consult with the Compliance Officer prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction (or gift) of any of the Company’s securities.

3. What is the Penalty for Insider Trading?

Trading on Inside Information is a crime. The consequences of insider trading and tipping are severe and may, in some cases, be applied to the Company as well as to the individual who illegally trades or tips. Possible consequences include criminal prosecution with the potential for prison terms and additional fines if convicted, civil penalties, termination of employment and personal embarrassment resulting from adverse publicity.

G. Certification

You must sign, date and return the attached Certification (or such other certification as the Compliance Officer may deem appropriate) stating that you have received, read, understand and agree to comply with the Company’s Policy on Inside Information and Insider Trading. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

If you have any questions with regard to this Policy, you should consult with the Compliance Officer.

Approved: [●], 2025

CERTIFICATION

I hereby certify that I:

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have read and understand the Policy on Inside Information and Insider Trading and related procedures, a copy of which was distributed with this Certificate;

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have complied with the foregoing policy and procedures; and

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will continue to comply with the policy and procedures set forth in the Policy;

Signature:

Name:

(Please print)

Title:

Date: